UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SpartanNash Company

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       On May 16, 2022, SpartanNash Company (the “Company”) issued a press release announcing the filing of an investor presentation in connection with the Company’s 2022 Annual Meeting of Shareholders. A copy of the press release can be found below.

***

FOR IMMEDIATE RELEASE

SpartanNash Files Investor Presentation Highlighting Transformed Board and Management that is Executing Winning Strategy to Drive Shareholder Value

Strong Preliminary First Quarter Results, Increased 2022 Outlook and New Long-Term Financial Targets Demonstrate Continued Performance Momentum and Clear Path for Growth

Highly Engaged and Refreshed Board Exceptionally Suited to Advance Transformation

Macellum and Ancora are Short-Term Investors Fixated on Financial Engineering Instead of

Sustainable Long-Term Value Creation

SpartanNash Urges Shareholders to Vote “FOR” Each of SpartanNash’s Highly Qualified Director Nominees on the WHITE Proxy Card

GRAND RAPIDS, Mich. – May 16, 2022 – Food solutions company SpartanNash (the “Company”) (Nasdaq: SPTN) today announced that it has filed an investor presentation with the U.S. Securities and Exchange Commission in connection with its 2022 Annual Meeting of Shareholders (“Annual Meeting”), which is scheduled to be held on June 9, 2022. The presentation is available at SpartanNashTransformation.com or on the investor relations section of the Company’s website.

The Company issued the following statement:

The SpartanNash Board of Directors and management team are committed to moving the Company forward with a clear priority – driving long-term, sustainable value for all shareholders. Our preliminary first quarter financial results and raised fiscal year 2022 guidance demonstrate that our strategy is working. Further, our new long-term financial targets show a clear path for growth and continued momentum for the next several years.

Our presentation highlights how our talented, diverse and engaged Board brings the expertise and skills required to successfully guide the Company forward. When change was warranted, our Board acted decisively to drive a comprehensive company transformation, appoint new management and improve operating performance. We appointed three new directors in February 2022 as part of a deliberate and thorough refreshment process that began in the summer of 2021. Further, we are confident that the skillsets of SpartanNash’s director nominees outmatch the Macellum and Ancora’s (the “Investor Group”) slate in every critical area.

We believe that the changes sought by the Investor Group are not only unwarranted but would risk the value of your investment in SpartanNash. While we remain receptive to constructive ideas that will drive shareholder value, the Board believes it is not in our shareholders’ best interest to allow the Investor Group’s poorly conceived and short-term focused agenda into the Company’s boardroom.

Highlights of the presentation include:

•	SpartanNash Board identified the need for change and took decisive actions to transform the Company -- which delivered improved financial results and outsized shareholder returns
o	Recruited new CEO Tony Sarsam in September 2020, and transformed management team and organizational structure
o	Prudently allocated capital to increase strategic investment in the business, significantly de-levered the Company’s balance sheet
o	Refreshed the Board with three new appointees in February 2022 and five new directors in last five years
o	Strong execution helped deliver 4.6% net sales growth and a 20.1% increase in adjusted EBITDA[i] between 2019 and 2021
o	Total shareholder return has been 251% since the Board transitioned the management team in the summer of 2019ii and 88% since September 2020 when Tony Sarsam was announced as CEOiii; significantly outperformed peer group and the S&P 500 over those same time periods

•	Long-term strategy is producing results and provides clear path for growth for 2022 and beyond
o	Delivering on strategic priorities of People First culture, transforming supply chain, elevating execution, optimizing product portfolios and launching innovative solutions
o	Announced strong preliminary first quarter 2022 net sales, net earnings and adjusted EBITDA and raised fiscal year 2022 guidance on the strength of results
o	Introduced achievable 2025 financial targets, with the expectation to generate more than $10 billion in net sales and more than $300 million in Adjusted EBITDA – increases of 12% and 40% respectively compared to 2021
o	Taking actions across wholesale and retail businesses that will drive meaningful increases in both revenue and margin

•	Highly engaged and refreshed Board exceptionally suited to advance transformation and SpartanNash nominees are far superior to the Investor Group’s candidates
o	Board has evolved to meet changing needs of business, with 56% of directors joining in last five years, including three new directors from refreshment process launched in summer 2021
o	Directors with invaluable institutional knowledge complement fresh perspectives, ensuring continuity and reducing risk
o	Company’s accomplished nominees possess skills directly relevant to SpartanNash and reflective of shareholder input
o	Directors who have been targeted by the Investor Group are highly qualified, have proven records of shareholder value creation and outmatch the Investor Group’s nominees on critical skills
o	Board reviewed Investor Group’s nominees as part of recent refreshment process and determined they bring no additive skillsets, have questionable track records, reduce Board diversity and risk disrupting SpartanNash’s successful turnaround

•	Investor Group are short-term investors fixated on financial engineering versus sustainable long-term value creation
o	We believe the Investor Group has demonstrated short-term focus and track record of value destruction
o	Investor Group has done little to understand SpartanNash’s multi-faceted business and instead has prioritized financial engineering or a sale of the Company

o	SpartanNash is not an apparel, discount or department store, and the Investor Group’s recycled playbook is not right for SpartanNash as a distribution and food retail company
o	We believe the Investor Group has advocated for an ill-considered and short-term agenda that, if implemented, would harm SpartanNash
o	Board is open minded to any and all opportunities to enhance value – from any source – regularly evaluates options, and is not opposed to sale or any other credible value enhancing idea

•	SpartanNash has sought constructive engagement, but Investor Group prioritized a proxy contest
o	Board has taken every possible action to engage constructively with Macellum and Ancora, but they refused to collaborate
o	Macellum rejected multiple offers to resolve situation and avoid a proxy contest – including offers to appoint one of Macellum’s nominees
o	Ancora never contacted the Company, and we only learned of their involvement when the Investor Group’s letter was leaked to the media

YOUR VOTE IS IMPORTANT!

If you were a shareholder as of April 11, 2022, follow the easy instructions on the **WHITE** proxy card you have received to vote by telephone, by internet or by signing, dating and returning the **WHITE** proxy card in the postage-paid envelope provided. You may also vote electronically by following the detailed instructions provided by your bank or broker. Please simply disregard any blue proxy card you may receive from the Investor Group. If you have already voted using a blue proxy card received from the Investor Group, you can revoke it by following the instructions on the **WHITE** proxy card.

If you have questions about how to vote your shares, please call the firm assisting us with the solicitation of proxies, Morrow Sodali LLC, at the contact listed below:

Shareholders Call Toll Free:
(800) 662-5200

Banks, Brokers, Trustees and Other Nominees Call Collect:
(203) 658-9400

Email:
SPTN@investor.morrowsodali.com

Advisors

BofA Securities is serving as financial advisor to SpartanNash and Sidley Austin LLP is serving as legal advisor to SpartanNash.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a food solutions company that delivers the ingredients for a better life. As a distributor, wholesaler and retailer with a global supply chain network, SpartanNash customers span a diverse group of national accounts, independent and chain grocers, e-commerce retailers, U.S. military commissaries and exchanges, and the Company's own brick-and-mortar grocery stores, pharmacies and fuel centers. SpartanNash distributes grocery and household goods, including fresh produce and its Our Family® portfolio of products, to locations in all 50 states, in addition to distributing to the District of Columbia, Europe, Cuba, Puerto Rico, Honduras, Iraq, Kuwait, Bahrain, Qatar, Djibouti, Korea and Japan. In addition, the Company owns and operates 145 supermarkets - primarily under the banners of Family Fare, Martin's Super Markets and D&W Fresh Market - and shares its operational insights to drive innovative solutions for SpartanNash food retail customers. Committed to fostering a People First culture, the SpartanNash family of Associates is 17,500 strong and growing. For more information, visit spartannash.com.

Forward-Looking Statements

The matters discussed in this press release include "forward-looking statements" about the plans, strategies, objectives, goals or expectations of the Company. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "anticipates," "plans," "believes," or "estimates," or that a particular occurrence or event "may," "could," "should," "will" or "will likely" result, occur or be pursued or "continue" in the future, that the "outlook", "trend", “guidance” or “target” is toward a particular result or occurrence, that a development is an "opportunity," "priority," "strategy," "focus," that the Company is "positioned" for a particular result, or similarly stated expectations. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date made. There are many important factors that could cause actual results to differ materially. These risks and uncertainties include the Company's ability to compete in the highly competitive grocery distribution, retail grocery and military distribution industries; disruptions associated with the COVID-19 pandemic; the Company's ability to manage its private brand program for U.S. military commissaries; the Company's ability to implement its growth strategy; the ability of customers to fulfill their obligations to the Company; the Company's dependence on certain major customers, suppliers and vendors; disruptions to the Company's information security network; instances of security threats, severe weather conditions and natural disasters; impairment charges for goodwill and other long-lived assets; the Company's ability to successfully manage leadership transitions; the Company's ability to service its debt and to comply with debt covenants; interest rate fluctuations; changes in the military commissary system, including its supply chain, or in the level of governmental funding; product recalls and other product-related safety concerns; labor relations issues and rising labor costs; changes in government regulations; and other risks and uncertainties listed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's most recent Annual Report on Form 10-K and in subsequent filings with the Securities and Exchange Commission. Additional risks and uncertainties not currently known to the Company or that the Company currently believes are immaterial also may impair its business, operations, liquidity, financial condition and prospects. The Company undertakes no obligation to update or revise its forward-looking statements to reflect developments that occur or information obtained after the date of this press release.

In addition, although the Company’s first quarter preliminary financial results have been prepared on a consistent basis with prior periods, they are based solely upon information available to management as of the date of this press release. The Company is completing its financial closing procedures for the 16-week first quarter ended April 23, 2022, and additional items that would require material adjustments to the preliminary financial results may be identified. These preliminary financial results could differ materially from the amounts that the Company ultimately reports for the first quarter. Estimates of results are inherently uncertain and subject to change, and we undertake no obligation to update this information. The Company will announce its full first quarter results before the stock market opens on Thursday, June 2, 2022.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card and other relevant documents with the SEC in connection with such solicitation of proxies from the Company’s shareholders for the Company’s 2022 annual meeting of shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Investor Relations” section of our website, www.spartannash.com, or by contacting SpartanNashIR@icrinc.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Non-GAAP Financial Measures

This press release includes information regarding adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"). This is a non-GAAP financial measure, as defined below, and is used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believe this measures provides useful information for both management and its investors. The Company believes this non-GAAP measure is useful to investors because it provides additional understanding of the trends and special circumstances that affect its business. This measure provides useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. This measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company’s performance against its peers. This measure is also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in this adjusted format.

The Company is unable to provide a full reconciliation of the GAAP to non-GAAP measures used in the fiscal 2022 outlook and long-term targets disclosed in this press release without unreasonable effort because it is not possible to predict certain adjustment items with a reasonable degree of certainty since they are not yet known or quantifiable, and do not relate to the Company’s routine activities. These adjustments may include, among other items, restructuring and asset impairment activity, acquisition and integration costs, severance and organizational realignment costs, and the impact of adjustments to the last-in-first-out (LIFO) inventory reserve. This information is dependent upon future events, which may be outside of the Company's control and could have a significant impact on its GAAP financial results for fiscal 2022 or fiscal 2025, respectively.

Table 1: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands)	2021 (52 Weeks)	2020 (53 Weeks)	2019 (52 Weeks)
Net earnings	$73,751	75,914	5,742
Loss from discontinued operations, net of tax	—	—	175
Income tax expense (benefit)	24,906	9,450	(2,342)
Other expenses, net	13,543	17,042	53,367
Operating earnings	112,200	102,406	56,942
Adjustments:
LIFO expense	18,652	2,176	5,892
Depreciation and amortization	92,711	89,504	87,866
Acquisition and integration	708	421	1,437
Restructuring and asset impairment, net	2,886	24,398	13,050
Cloud computing amortization	2,140	297	—
Costs associated with Project One Team	—	493	5,428
Organizational realignment, net	589	455	1,812
Severance associated with cost reduction initiatives	423	5,154	—
Stock-based compensation	6,975	6,265	7,313
Stock warrant	1,958	6,549	—
Non-cash rent	(4,059)	(4,733)	(5,622)
Fresh Cut operating losses	—	2,262	—
(Gain) loss on disposal of assets	(106)	3,330	—
Fresh Kitchen operating losses	—	—	2,894
Expenses associated with tax planning strategies	—	82	—
Paid time off transition adjustment	(21,371)	—	—
Other non-cash charges	—	—	933
Adjusted EBITDA	213,706	239,059	177,945
53rd week	—	(4,246)	—
Adjusted EBITDA, excluding 53rd week	$213,706	$234,813	$177,945

Notes: Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”) is a non-GAAP operating financial measure that the Company defines as net earnings plus interest, discontinued operations, depreciation and amortization, and other non-cash items including share-based payments (equity awards measured in accordance with ASC 718, Stock Compensation, which include both stock-based compensation to employees and stock warrants issued to non-employees) and the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for net earnings and other income or cash flow statement data. The Company’s definition of adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

Investor Contacts:

Kayleigh Campbell

Head of Investor Relations

kayleigh.campbell@spartannash.com

SpartanNashIR@icrinc.com

616-878-8354

Shareholders Contact:

Morrow Sodali

Mike Verrechia/Bill Dooley

800-662-5200

Media Contact:

Caitlin Gardner

Senior Manager, Public Relations

Caitlin.Gardner@spartannash.com

press@spartannash.com

Leigh Parrish / Nick Lamplough / Adam Pollack

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

i A reconciliation of net earnings to adjusted EBITDA, a non-GAAP financial measure, is provided under “Non-GAAP Financial Measures.”

ii FactSet as of March 17, 2022; David Staples steps down as CEO on August 12, 2019

iii FactSet as of March 17, 2022; Tony Sarsam announced as CEO on September 14, 2020